Exhibit 99.1

TC GLOBAL, INC. (TULLY’S) ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

Seattle, Wash., (February 10, 2010) – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer, today reported a 39.9% improvement in net loss from continuing operations to a loss from continuing operations of $1,389,000 for the thirteen week period ended December 27, 2009 (“Third Quarter 2010”) as compared to a net loss from continuing operations of $2,312,000 for the comparable period ended December 28, 2008 (“Third Quarter 2009”).

During Nine Months ended December 27, 2009 (“Nine Months Fiscal 2010”) Tully’s expanded by 16 store locations to 183 U.S. Tully’s stores (79 company-operated and 104 franchised) compared to 167 U.S. stores at March 27, 2009.

The retail division, which currently operates 79 stores in Washington, Oregon, California and Idaho, had a comparable-store sales increase of 4.2 percent.

“We continue to improve our retail operations and sales trends, and foresee continued improvements throughout the end of our fiscal year.” said chief executive officer Carl W. Pennington.

Additional information about Tully’s Third Quarter 2010 results is contained in its Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission today.

About Tully’s Coffee Corporation

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at 550 branded retail locations globally. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S. in Seattle, WA. For more information: (800) MY-TULLY or www.tullyscoffeeshops.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2009 and Tully’s Annual Report on Form 10-K for the fiscal year ended March 29, 2009.

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Media contact:

Scott Earle

(206) 233-2070

scott.earle@tgcoffee.com